Exhibit 99.1

RAMACO RESOURCES REPORTS FOURTH QUARTER

AND FULL-YEAR 2022 RESULTS

LEXINGTON, KY., March 8, 2023 -- Ramaco Resources, Inc. (NASDAQ: METC, “Ramaco” or the “Company”), a leading operator and developer of high-quality, low-cost metallurgical coal, today reported financial results for the three months and twelve months ended December 31, 2022.

FOURTH QUARTER 2022 HIGHLIGHTS

(all comparisons are versus the prior-year period unless otherwise noted):

●	Net income of $14.4 million (diluted EPS of $0.32) compared to $18.6 million (diluted EPS of $0.42) in fourth quarter of 2021. Adjusted EBITDA was $31.9 million, up modestly compared to $31.6 million in the fourth quarter of 2021.
●	Compared to expectations set in early December 2022, the Company’s net income and Adjusted EBITDA were affected by extreme cold temperatures that caused approximately 150,000 tons of shipments to be pushed into January 2023 due to negative rail and port performance, as well as a 50% drop during December 2022 in API2 index pricing on a large seaborne met coal sale for thermal use into Europe.

FULL-YEAR 2022 HIGHLIGHTS

(all comparisons are versus the prior-year period unless otherwise noted)

●	Net income of $116 million (diluted EPS of $2.60) and Adjusted EBITDA of $205 million, were 192% and 159%, respectively, above the prior highest-year on record.
●	Net income was negatively affected by $8 million (diluted EPS of $0.17) from idle costs at the Company’s Berwind mine related to its closure since an ignition in July 2022. 2022 Adjusted EBITDA was similarly negatively affected by $9.5 million, including $4.4 million in the fourth quarter.

MARKET COMMENTARY / 2023 OUTLOOK

●	The Company expects that approximately two thirds of its 2023 production at the high end of guidance will be sold as mostly floating index priced export business to take advantage of any upward pricing environment. At the mid point of guidance, approximately 2.6 million tons, or 79% of forecasted 2023 production, is now contracted. Of this contracted production, 1.6 million tons or 63% is fixed price business at $200 per ton, with the balance priced against index.

●	Following an ignition event in July 2022, the Berwind No. 1 mine was re-opened last November for rehabilitation efforts. On March 1, 2023, the mine returned to coal production one month ahead of schedule. It is now expected to achieve normalized levels of production by the third quarter of 2023. In addition, the Company completed the refurbishment and upgrade of the Berwind Preparation Plant in the fourth quarter of 2022.
●	In late April, the Company expects a 50% increase from 2 million to 3 million tons per year in the annualized processing and shipping capacity at the Elk Creek preparation plant. Production will also be increased at the Elk Creek mines commensurate with this increase in processing capacity. In the second quarter, initial surface and highwall miner production is also expected to begin at the new Maben low volatile coal mine acquired last year.

●	By the third quarter of 2023, on a companywide basis, and based upon the increased quarterly production cadence as the year progresses, Ramaco anticipates above a 4 million ton annualized run-rate on overall production and shipping.

●	In February 2023, KeyBank, N.A. ("KeyBank") increased the Company's overall revolving credit facility to $175 million. Under its terms, this consists of an aggregate revolving commitment of $125 million together with an accordion feature providing an additional $50 million which would be available upon Company request and subject to the terms and conditions of the facility.
●	All previous 2023 guidance is maintained. At the mid point of guidance (and versus 2022 levels) the Company anticipates a 0.6 million ton or 21% increase in production, a 1.0 million ton or 41% increase in sales, a $5 per ton or 5% decrease in cash mine costs per ton sold, and a $53 million or 43% decrease in capital expenditures. In addition, the Company expects that calendar 2023 will be a record year of both net income and Adjusted EBITDA.

For the three months ended December 31, 2022, the Company reported net income of $14.4 million, or $0.32 per diluted share. This compared to net income for the three months ended December 31, 2021, of $18.6 million, or $0.42 per diluted share. For the twelve-month period ended December 31, 2022, net income was $116.0 million or $2.60 per diluted share. This compared to net income of $39.8 million or $0.90 per diluted share for the twelve-month period ended December 31, 2021.

The Company’s adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, and equity-based compensation (“Adjusted EBITDA”) was $31.9 million for the three months ended December 31, 2022. This compared to $31.6 million of Adjusted EBITDA for the three months ended December 31, 2021. Fourth quarter 2022 Adjusted EBITDA was negatively affected by roughly $4.4 million from idle costs at our Berwind mine related to the July ignition event. For the twelve-month period ended December 31, 2022, Adjusted EBITDA was $204.6 million, up from $79.0 million for the twelve-month period ended December 31, 2021. (See “Reconciliation of Non-GAAP Measure” below.)

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “2022 was one of the most volatile market and logistical environments we have faced as a public company. Despite a major operational setback and continued transportation issues, we achieved a number of important milestones.

First, early 2022 marked the fifth-year anniversary of the first ton of coal that the Company ever produced. Last year we produced almost 2.7 million tons. Despite headwinds, we are also incredibly proud of the entire Ramaco team for successfully generating over $200 million of Adjusted EBITDA, having started from scratch just five years ago. I can think of no other U.S. publicly traded coal company that has been able to achieve that level of growth, in that short a time frame.

Second, it has been our goal since our IPO to generate increasing amounts of free cash flow which could ultimately be returned to our shareholders. We accomplished this goal in 2022. We initiated our inaugural regular base dividend, and then promptly doubled that amount. Recently, we again increased our dividend by a further 10%. For our long-term investors, we look forward to continuing regular increases over the coming years.

Third, we are extremely pleased that in a volatile environment our marketing team has been able to book significant new metallurgical sales. 75% of forecasted 2023 sales are now contracted, or approximately 2.6 million tons. Perhaps as important, approximately two thirds of total sales this year will be mostly index priced export business to take advantage of what we hope will be a strengthening market environment. 1.6 million tons, or 47% of our projected overall 2023 sales, will be fixed price business at $200 per ton. This solid book of contracted business will allow us the optionality to begin to tap new international markets, including current and pending test shipments to Asian customers. We have already made our first shipments this quarter into India.

Fourth, it is always gratifying to be able to give back to the communities in which we operate. In 2022, we created the Ramaco Foundation, which has already made multiple donations to partner with charitable organizations in West Virginia, Virginia, and Wyoming.

2022 was a record year, with almost 3 times greater Adjusted EBITDA than 2021. With that said, as we have rapidly grown, we have also encountered a number of unforeseen headwinds.

First, we had the unfortunate ignition at Berwind in July. This cost us several hundred thousand tons of projected production in 2022 and with it substantial expected earnings. We are pleased to report that the mine returned to operations last week, and we expect it will hit full production from the first section by the third quarter of 2023. Our investigation of the cause of the accident concluded that the ignition source was external to the mine. It was most likely a lightning strike while the mine was idle for scheduled ventilation fan maintenance. This was consistent with conclusions of both the Mine Safety and Health Administration and the West Virginia Office of Miners’ Health Safety and Training.

Second, last July we signed a ~250,000 ton indexed priced deal with a European utility. At the time of the contract, the API2 index was priced around $400 per ton. Unfortunately, the API2 index moved against us and our realized pricing dropped by almost two-thirds over the course of the contract.

Lastly, we now estimate that last year rail and logistics issues negatively impacted our earnings each quarter by an average of $14 million of Adjusted EBITDA or $11 million of net income. Naturally, bottlenecks always seemed to happen around the end of a quarter. We are hopeful that, based on operational changes at our railroad partners, logistics will return to a more normalized cadence in the coming year.

Despite these past issues, 2023 is poised to be a transformational positive year for Ramaco. The met coal markets and pricing have strengthened in the early part of this year. We also have several impactful developments which will begin to increase production and earnings starting in the second quarter and building throughout the year. These are the 1-million-ton expansion of increased production and processing capacity at the Elk Creek plant, the “re-opening” of the Berwind mine, with its ultimate potential 1.5 million ton per year production level, and the initiation of production at the new Maben mine with production building to roughly 250,000 tons per year.

In 2023 we anticipate an ~825,000 ton increase in production over 2022 at the high end of guidance. We expect a corresponding increase in sales enhanced by the approximately 150,000 of carryover tons we were unable to ship for weather and rail issues by year end 2022. Indeed, by the third quarter, because of the quarterly increase in production cadence, we expect to be producing at an annualized four million ton per year run rate. On our financial metrics, we also hope to achieve a 5% decrease in our cash mine costs, as well as a significant 43% decrease in capital expenditures versus 2022 levels.

We hope the cumulative results of this progress in 2023 translates into another record year of net income, Adjusted EBITDA and free cash flow. Over the past eighteen months, we made three accretive reserve, royalty and infrastructure acquisitions. At this point, we do not contemplate further acquisitions in order to reach our optimal level of 6.5 million tons of production over the next few years.

Our goal for 2023 is simply to execute. We plan to both meaningfully increase production and processing capacity. We also expect to pay down the majority of our remaining debt in order to maintain our strong balance sheet. Lastly, we will continue to pursue our dual longer-term objectives of combining an increase in profitable production with a steady growth in return of capital to our shareholders.”

Key operational and financial metrics are presented below:

Key Metrics
	4Q22	3Q22	Change	4Q21	Change	2022	2021	Change
Total Tons Sold ('000)	675	608	11%	535	26%	2,450	2,286	7%
Revenue ($mm)	$135.2	$136.9	(1)%	$87.5	55%	$565.7	$283.4	100%
Cost of Sales ($mm)	$95.4	$79.6	20%	$51.6	85%	$333.0	$195.4	70%
Pricing of Company Produced ($/Ton)	$182	$202	(10)%	$143	27%	$207	$108	91%
Cash Cost of Sales - Company Produced ($/Ton)*	$114	$98	16%	$77	48%	$105	$70	50%
Cash Margins on Company Produced ($/Ton)	$68	$104	(35)%	$66	3%	$102	$38	165%
Net Income ($mm)	$14.4	$26.9	(47)%	$18.6	(23)%	$116.0	$39.8	192%
Diluted Earnings per Share	$0.32	$0.60	(47)%	$0.42	(23)%	$2.60	$0.90	189%
Adjusted EBITDA ($mm)	$31.9	$50.7	(37)%	$31.6	1%	$204.6	$79.0	159%
Capex ($mm)**	$31.6	$37.6	(16)%	$11.8	167%	$123.0	$29.5	317%
Adjusted EBITDA less Capex ($ mm)	$0.3	$13.1	(98)%	$19.8	(98)%	$81.5	$49.6	64%

* Adjusted to include the royalty savings from the Ramaco Coal transaction for all periods for 2022. Excludes Berwind idle costs in 2H22.

** Excludes Amonate, Ramaco Coal, and Maben purchase price.

FOURTH QUARTER 2022 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the fourth quarter of 2022, unless specified otherwise.

Year over Year Quarterly Comparison

Overall production in the quarter was 695,000 tons, up 34% from the same period of 2021. The Elk Creek complex produced 537,000 tons. Production from the Berwind and Knox Creek Mining complexes increased from 109,000 tons in the fourth quarter of 2021 to 158,000 tons this quarter. Overall total sales were close to a quarterly record of 675,000 tons, up from 535,000 tons in the fourth quarter of 2021.

Cash margins on Company produced coal were $68 per ton during the quarter, up 3% from the same period of 2021. Quarterly pricing was $182 per ton of Company produced coal sold, which was 27% higher compared to the fourth quarter of 2021, based on non-GAAP revenue and cash cost per ton.

Company produced cash mine costs were $114 per ton. Quarterly cash mine costs per ton were 48% higher than for the same period of 2021. This increase in costs is principally attributed to higher sales-related costs, as well as inflationary impacts on overall costs. Cash mine costs at Elk Creek were $101 per ton during the quarter. Mine cash costs were also negatively impacted by higher startup costs as production was ramped up at several new mines at our Berwind and Knox Creek complexes. In the first quarter of 2023, cash costs have decreased to a more normalized range, with overall 2023 production tracking budget.

Fourth quarter results were negatively impacted by continued logistics and rail challenges as well as a large drop in realized pricing on a sales contract priced against the API2 index. Specifically, approximately 150,000 tons for delivery in December were pushed into January 2023 due to negative rail performance, railcar unloading and port performance caused in part by extreme cold temperatures in December. Additionally, Company earnings were negatively impacted by the 50% drop during December in API2 index pricing on a large seaborne met coal sale for thermal use into Europe. After January 2023, the Company had no outstanding commitments to sell API2 linked coal to thermal markets in Europe.

Sequential Fourth Quarter Comparison

Fourth quarter overall production of 695,000 tons was up 37,000 tons compared with the third quarter, as new mines ramped up production at our Berwind and Knox Creek complexes. Total sales volume of 675,000 tons was up 11% from the third quarter 2022 level of 608,000 tons.

Cash margins on Company produced coal were $68 per ton compared to $104 per ton in the third quarter. The decline in margin was mainly due to lower realized pricing, with fourth quarter revenue of $182 per ton on company produced coal compared to $202 per ton in the third quarter. This pricing drop was largely due to the previously mentioned impact of the fall in API2 index prices. In addition, as a result of new mine startups at our Berwind and Knox Creek complexes, cash costs per ton sold increased to $114 in the fourth quarter compared to $98 in the third quarter. As these mines ramp up production over the coming quarters in 2023, we anticipate that these mine costs will fall from current levels.

BALANCE SHEET AND LIQUIDITY

As of December 31, 2022, the Company had liquidity of $49.1 million, consisting of $35.6 million of cash plus $13.5 million of availability under our revolving credit facility. As noted, our revolving credit facility was increased from $40 million to $175 million as of February 2023. This facility now consists of an aggregate revolving commitment of $125 million together with an accordion feature for an additional $50 million, subject to the terms and conditions of the facility. As of February 28, 2023, the Company had total liquidity of $74.0 million.

Compared to December 31, 2021, inventory increased from $15.8 million to $45.0 million. A portion of the increase was attributable to the failure to ship inventory on a timely basis through logistical and rail challenges throughout the calendar year. We expect a meaningful decline in inventory from sales of 2022 carryover tonnage and the 50% increase in processing capacity once the Elk Creek preparation plant comes online in the second quarter of 2023.

Fourth quarter capital expenditures totaled $31.6 million. This was a decrease of 16% versus $37.6 million for the third quarter of 2022. The decrease was attributable to the completion of the renovation at the Berwind complex preparation plant in the fourth quarter of 2022. The Company’s full-year 2022 overall capital expenditures were $123.0 million, over 75% of which related to its ongoing growth projects.

The Company’s effective quarterly tax rate was 22%, excluding discrete items. For the fourth quarter of 2022, we recognized income tax expense of $3.1 million, as compared with $6.6 million in the third quarter of 2022.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended			Year ended December 31,
	December 31,	September 30,	December 31,
In thousands, except per ton amounts	2022	2022	2021	2022	2021

Sales Volume (tons)
Company	643	602	531	2,396	2,239
Purchased	32	7	3	54	47
Total	675	608	535	2,450	2,286

Company Production (tons)
Elk Creek Mining Complex	537	511	410	2,033	1,981
Berwind Mining Complex (includes Knox Creek)	158	147	109	651	243
Total	695	658	519	2,684	2,224

Company Produced Financial Metrics (a)
Average revenue per ton	$182	$202	$143	$207	$108
Average cash costs of coal sold*	114	98	77	105	70
Average cash margin per ton	$68	$104	$66	$102	$38

Elk Creek Financial Metrics (a)
Average revenue per ton	$193	$197	$126	$208	$103
Average cash costs of coal sold*	101	93	78	96	66
Average cash margin per ton	$92	$104	$48	$112	$37

Purchased Coal Financial Metrics (a)
Average revenue per ton	$152	$231	$294	$203	$116
Average cash costs of coal sold	119	125	126	158	88
Average cash margin per ton	$33	$106	$168	$45	$28

Capital Expenditures	$31,628	$37,577	$11,825	$123,012	$29,466

(a)	Excludes transportation. Cash costs of coal sold are defined and reconciled under “Reconciliation of Non-GAAP Measures.”

* Adjusted to include the royalty savings from the Ramaco Coal transaction for all periods for 2022. Excludes Berwind idle costs in 2H 2022.

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	First Quarter	Full-Year
	2023 Guidance	2023 Guidance	2022
Company Production (tons)
Elk Creek Mining Complex	2,100 - 2,300	450 - 500	2,033
Berwind & Knox Creek Mining Complex	900 - 1,200	175 - 200	651
Total	3,000 - 3,500	625 - 700	2,684

Sales (tons) (a)	3,200 - 3,700	625 - 675	2,450

Margins Per Ton
Realized Pricing		$180 - 185	$207
Cash Costs - Company Produced (b)	$97 - 103	$103 - 109	$105

Other
Capital Expenditures (c)	$60,000 - 80,000	$20,000 - 25,000	$123,012
Selling, general and administrative expense (d)	$34,000 - 37,000	$8,000 - 9,500	$31,810
Depreciation, depletion and amortization expense	$48,000 - 52,000	$11,000 - 13,000	$41,194
Interest expense, net	$9,000 - 10,000	$2,000 - 3,000	$6,829
Effective tax rate (e)	20 - 25%	20 - 25%	22%
Berwind Idle Costs	$4,000 - 5,000	$4,000 - 5,000	$9,474

(a)	2023 guidance includes a small amount of purchased coal.
(b)	Adjusted to include the royalty savings from the Ramaco Coal transaction for 2022. Excludes Berwind idle costs.
(c)	Excludes Ramaco Coal and Maben purchase price.
(d)	Excludes stock-based compensation.
(e)	Normalized, to exclude discrete items.

Committed 2023 Sales Volume(a)

(In millions, except per ton amounts)

	Volume	Average Price
North America, fixed priced	1.2	$195
Seaborne, fixed priced	0.4	$212
Total, fixed priced	1.6	$200
Indexed priced	1.0
Total committed tons	2.6

(a)	Amounts as of February 28, 2023 and includes a small amount of purchased coal. Totals may not add due to rounding.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has three active mining complexes in Central Appalachia and one mine not yet in production near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 50 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

FOURTH QUARTER AND FULL-YEAR 2022 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Thursday, March 9, 2023. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

To participate in the live teleconference on March 9, 2023:

Domestic Live: (833) 816-1381

International Live: (412) 317-0474

Conference ID: 10176020

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, the ability to successfully ramp up production at the Berwind and Know Creek complexes, the timing of the Elk Creek preparation plant to come online, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders, and the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
In thousands, except per share amounts	2022	2021	2022	2021

Revenue	$135,227	$87,506	$565,688	$283,394

Costs and expenses
Cost of sales (exclusive of items shown separately below)	95,430	51,645	332,960	195,412
Asset retirement obligations accretion	(370)	154	1,115	615
Depreciation, depletion and amortization	11,296	7,345	41,194	26,205
Selling, general and administrative	10,750	5,862	40,032	21,629
Total costs and expenses	117,106	65,006	415,301	243,861

Operating income	18,121	22,500	150,387	39,533

Other income, net	856	272	2,637	7,429
Interest expense, net	(1,506)	(1,137)	(6,829)	(2,556)
Income before tax	17,471	21,635	146,195	44,406
Income tax expense	3,085	2,997	30,153	4,647
Net income	$14,386	$18,638	$116,042	$39,759

Earnings per common share
Basic earnings per share	$0.33	$0.42	$2.63	$0.90
Diluted earnings per share	$0.32	$0.42	$2.60	$0.90

Basic weighted average shares outstanding	44,122	44,109	44,164	43,964
Diluted weighted average shares outstanding	44,571	44,674	44,702	44,257

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	December 31, 2022	December 31, 2021

Assets
Current assets
Cash and cash equivalents	$35,613	$21,891
Accounts receivable	41,174	44,453
Inventories	44,973	15,791
Prepaid expenses and other	25,729	4,626
Total current assets	147,489	86,761
Property, plant and equipment, net	429,842	227,077
Financing lease right-of-use assets, net	12,905	9,128
Advanced coal royalties	3,271	5,576
Other	2,832	491
Total Assets	$596,339	$329,033

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$34,825	$15,346
Accrued expenses	41,806	19,410
Asset retirement obligations	29	489
Current portion of long-term debt	35,639	7,674
Current portion of related party debt	40,000	—
Current portion of financing lease obligations	5,969	3,461
Insurance financing liability	4,577	280
Total current liabilities	162,845	46,660
Asset retirement obligations	28,856	22,060
Long-term debt, net	18,757	3,339
Long-term financing lease obligations, net	4,917	4,599
Senior notes, net	32,830	32,363
Deferred tax liability, net	35,637	6,406
Other long-term liabilities	3,299	2,532
Total liabilities	287,141	117,959

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	442	441
Additional paid-in capital	168,711	163,566
Retained earnings	140,045	47,067
Total stockholders' equity	309,198	211,074
Total Liabilities and Stockholders' Equity	$596,339	$329,033

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Years ended December 31,
In thousands	2022	2021
Cash flows from operating activities
Net income	$116,042	$39,759
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	1,115	615
Depreciation, depletion and amortization	41,194	26,205
Amortization of debt issuance costs	491	214
Stock-based compensation	8,222	5,260
Loss on disposal of equipment	756	—
Other income - gain on sale of mineral rights	(2,113)	—
Other income - employee retention tax credit	—	(5,407)
Deferred income taxes	29,229	4,644
Changes in operating assets and liabilities:
Accounts receivable	3,279	(24,154)
Prepaid expenses and other current assets	(14,378)	5,519
Inventories	(29,182)	(3,844)
Other assets and liabilities	1,127	1,124
Accounts payable	12,727	(1,820)
Accrued expenses	19,361	5,225
Net cash from operating activities	187,870	53,340

Cash flow from investing activities:
Purchases of property, plant and equipment	(123,012)	(29,466)
Acquisition of Ramaco Coal assets	(11,738)	—
Acquisition of Maben Coal assets	(11,897)	—
Acquisition of Amonate assets	—	(30,147)
Proceeds from sale of mineral rights	2,000	—
Other	(1,061)	—
Net cash from investing activities	(145,708)	(59,613)

Cash flows from financing activities
Proceeds from borrowings	42,000	54,368
Proceeds from stock option exercises	107	—
Payments of debt issuance cost	—	(2,356)
Payments of dividends	(20,041)	—
Repayment of borrowings	(26,026)	(26,300)
Repayment of Ramaco Coal acquisition financing - related party	(15,000)	—
Repayments of financed insurance payable	(1,290)	(862)
Repayments of financing leased equipment	(5,062)	(1,942)
Restricted stock surrendered for withholding taxes payable	(3,183)	(539)
Net cash from financing activities	(28,495)	22,369

Net change in cash and cash equivalents and restricted cash	13,667	16,096
Cash and cash equivalents and restricted cash, beginning of period	22,806	6,710
Cash and cash equivalents and restricted cash, end of period	$36,473	$22,806

Reconciliation of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; certain non-operating expenses (charitable contributions), and accretion of asset retirement obligations. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended December 31,		Year ended December 31,
(In thousands)	2022	2021	2022	2021

Reconciliation of Net Income to Adjusted EBITDA
Net income	$14,386	$18,638	$116,042	$39,759
Depreciation, depletion and amortization	11,296	7,345	41,194	26,205
Interest expense, net	1,506	1,137	6,829	2,556
Income tax expense	3,085	2,997	30,153	4,647
EBITDA	30,273	30,117	194,218	73,167
Stock-based compensation	2,031	1,342	8,222	5,260
Other non-operating expenses	—	—	1,000	—
Accretion of asset retirement obligations	(370)	154	1,115	615
Adjusted EBITDA	$31,934	$31,613	$204,555	$79,042

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs and idle mine costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute to revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended December 31, 2022			Three months ended December 31, 2021
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$129,772	$5,455	$135,227	$86,515	$991	$87,506
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(12,550)	(574)	(13,124)	(10,299)	(45)	(10,344)
Non-GAAP revenue (FOB mine)	$117,222	$4,881	$122,103	$76,216	$946	$77,162
Tons sold	643	32	675	531	3	535
Revenue per ton sold (FOB mine)	$182	$152	$181	$143	$294	$144

	Three months ended September 30, 2022
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$135,416	$1,509	$136,925
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(14,158)	—	(14,158)
Non-GAAP revenue (FOB mine)	$121,258	$1,509	$122,767
Tons sold	602	7	608
Revenue per ton sold (FOB mine)	$202	$231	$202

	Year ended December 31, 2022			Year ended December 31, 2021
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$553,830	$11,858	$565,688	$276,725	$6,669	$283,394
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(57,299)	(813)	(58,112)	(33,922)	(1,225)	(35,147)
Non-GAAP revenue (FOB mine)	$496,531	$11,045	$507,576	$242,803	$5,444	$248,247
Tons sold	2,396	54	2,450	2,239	47	2,286
Revenue per ton sold (FOB mine)	$207	$203	$207	$108	$116	$109

Non-GAAP cash cost per ton(1)

	Three months ended December 31, 2022			Three months ended December 31, 2021
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$91,014	$4,416	$95,430	$51,194	$451	$51,645
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(12,551)	(574)	(13,125)	(10,308)	(46)	(10,354)
Idle mine costs	(4,437)	—	(4,437)	—	—	—
Non-GAAP cash cost of sales	$74,026	$3,842	$77,868	$40,886	$405	$41,291
Tons sold	643	32	675	531	3	535
Cash cost per ton sold	$115	$119	$115	$77	$126	$77

	Three months ended September 30, 2022
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$78,818	$816	$79,634
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(14,156)	—	(14,156)
Idle mine costs	(5,037)	—	(5,037)
Non-GAAP cash cost of sales	$59,625	$816	$60,441
Tons sold	602	7	608
Cash cost per ton sold	$99	$125	$99

	Year ended December 31, 2022			Year ended December 31, 2021
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$323,550	$9,410	$332,960	$190,056	$5,356	$195,412
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(57,300)	(813)	(58,113)	(33,934)	(1,225)	(35,159)
Idle mine costs	(9,474)	—	(9,474)	—	—	—
Non-GAAP cash cost of sales	$256,776	$8,597	$265,373	$156,122	$4,131	$160,253
Tons sold	2,396	54	2,450	2,239	47	2,286
Cash cost per ton sold	$107	$158	$108	$70	$88	$70
(1)	Includes Ramaco Coal royalty costs for all periods prior to the Ramaco Coal acquisition date of April 29, 2022.

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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